Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into effective as of February 8, 2012 by and between Michael R. Kourey (“Executive”) and Polycom, Inc., a Delaware Corporation (the “Company”) (collectively referred to as the “Parties”).

Whereas, in connection with Executive’s termination of employment effective as of May 7, 2012 (the “Termination Date”), Executive is eligible to receive the severance benefits provided in Section 4 of the Polycom, Inc. Executive Severance Plan (the “Executive Severance Plan”), subject to the terms and conditions set forth therein including (but not limited to) entering into the release of claims contained herein and the non-solicitation and nondisparagement obligations for a period of twelve (12) months following the Termination Date, under Section 6 of the Executive Severance Plan.

Whereas, in consideration for such severance benefits provided under the Executive Severance Plan and pursuant to Section 6 of the Executive Severance Plan, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

Now, therefore, the Parties covenant and agree as follows:

1. Continued Base Salary and Benefits; 2011 Bonus. Executive shall continue to receive his current base salary and continue to participate in all of the Company’s employee benefit plans (to the extent Executive remains eligible to participate in such plans pursuant to their terms and conditions) through the Termination Date, including, but not limited to, continued vesting of his Company equity awards and reimbursement for costs incurred on or before the Termination Date. In addition, Executive shall receive $121,821 as payment of his bonus for the second half of the 2011 fiscal year, which shall be paid to Executive in a single lump sum on or before March 15, 2012.

2. Cash Severance Payment. Subject to the terms and conditions set forth in the Executive Severance Plan, and pursuant to Section 4.1.1 therein, Executive shall receive a lump sum payment of cash severance in the amount of $830,520 payable on November 8, 2012, pursuant to Section 9.1 of the Executive Severance Plan.

3. Continued Medical Benefits. Subject to the terms and conditions set forth in the Executive Severance Plan, and pursuant to Section 4.1.2 therein, the Company will timely pay (on a monthly basis) the total applicable premium costs for continued Company group health plan coverage under COBRA for Executive (and his spouse and/or dependents) from the first date Executive loses health care coverage as an employee of the Company until the date that results in twelve (12) months of premium payments have been paid by the Company. After such twelve (12) month period, Executive may continue his COBRA health plan coverage for an additional period of twenty-four (24) months or, if earlier, until Executive is eligible for similar benefits from another employer (the “Remaining COBRA Period”). The Executive shall be responsible for the payment of the COBRA premiums (including, without limitation, all administrative expenses) for the Remaining COBRA Period.

4. Outplacement Assistance. Subject to the terms and conditions set forth in the Executive Severance Plan and pursuant to Section 4.1.3 therein, Executive shall receive transitional outplacement benefits in accordance with the policies and guidelines of the Company.

5. Equity Awards. Executive shall continue to vest through the Termination Date in all restricted stock unit and performance share awards (as set forth in Exhibit A). Executive will have one year following the Termination Date to exercise his fully vested Company stock option, grant number N0013391 (dated February 21, 2007), but only to the extent that such option is vested and unexpired on the Termination Date. Moreover, in no event may any such option be exercised after the original maximum term of the option. Any equity that is unvested on the Termination Date will be forfeited on that date.

6. Company Telephone Number. Upon the Termination Date, the Company shall allow Executive to keep his assigned telephone number.

7. Non-solicitation and Nondisparagement. Executive agrees that, for a period of twelve (12) months following the Termination Date, Executive will comply with the non-solicitation and nondisparagement obligations set forth in Sections 6.2 and 6.4 of the Executive Severance Plan. In addition, the Company agrees that neither it nor its officers and directors will knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements about Executive.

8. Release of Claims Following the Termination Date. Except for claims under the Executive Severance Plan, this Agreement or the Indemnification Agreement, Executive agrees that the severance benefits under the Executive Severance Plan represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 23 below), including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; any obligations under any agreement providing stock options, restricted stock or other rights to acquire common stock of the Company, with the exception of the obligation to provide a post termination exercise period with respect to vested and unexercised stock options for a period of twelve (12) months following his Termination Date; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

g. any and all claims for attorneys’ fees and costs, except with respect to enforcement of the Executive Severance Plan or this Agreement or as provided in this Agreement.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under the Executive Severance Plan or this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Executive); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

This release set forth above does not include or in any way limit Executive’s rights to indemnification and advancement of legal or other expenses, including (without limitation) travel and lodging, whether under this Agreement or Executive’s Indemnification Agreement, dated March 25, 2008, attached hereto as Exhibit B (the “Indemnification Agreement”), the Company’s Amended and Restated Bylaws, (the “Bylaws”) the articles or certificate of incorporation and by-laws of any of the Company’s wholly-owned direct or indirect subsidiaries, including the Company, Delaware law, California law, the law of the state of incorporation of any of the Company’s wholly-owned direct or indirect subsidiaries, or any other law or source (collectively, “Indemnification and Advancement Rights”). Such Indemnification and Advancement Rights will include, but not be limited to, any investigating, defending, being a witness in, participating in (including an appeal) cooperating with the defense or preparing for any investigations, lawsuits or regulatory proceedings involving the Company.

9. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

10. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

11. No Pending or Future Lawsuits. The Parties represent that neither Party has any lawsuits, claims, or actions pending in the Company’s name, the Executive’s name, or on behalf of any other person or entity, against the Company, any of the other Releasees, or the Executive. The Parties also represent that the Parties do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the Company, any of the other Releasees, or the Executive.

12. Trade Secrets and Confidential Information/Company Property. Executive affirms and agrees to observe and abide by the following provisions, including the provisions herein regarding nondisclosure of the Company’s trade secrets and confidential and Proprietary Information. Executive agrees and acknowledges that Executive continues to be bound by those obligations to preserve and protect the Company’s trade secrets and confidential and Proprietary Information even after Executive’s employment has ended. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items that contain confidential information provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

a. All Company Documents, Proprietary Information and all patents, copyrights and other rights in connection therewith shall be the sole property of the Company. Executive hereby assigns to the Company any rights Executive may have or acquire in such Proprietary Information. At all times, both during Executive’s employment by the Company and after his termination, Executive will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company. In addition, Executive agrees that, immediately upon the termination of his employment, Executive will return all Company Documents, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (1) Executive’s personal copies of records relating to his compensation; and (2) his personal copies of any materials previously distributed generally to stockholders of the Company.

b. For purposes of this Agreement, “Proprietary Information” is non-public information that was developed, created or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally. For purposes of this Agreement, “Company Documents” are documents or other media that contain Proprietary Information or any other non-

public information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, organization charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

13. No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

14. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

15. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

16. Breach. Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or to enforce the Executive Severance Plan shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under the Executive Severance Plan. Except as provided by law, Executive shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Executive’s obligations under this Agreement or under the Executive Severance Plan including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Executive in violation of the terms of this Agreement.

17. Costs. The Company will reimburse Executive up to fifteen thousand dollars ($15,000) for reasonable legal fees actually incurred by Executive in connection with the negotiation, preparation and execution of this Agreement. The Company agrees to treat the reimbursement of such legal fees as a non-taxable working condition fringe benefit within the meaning of Internal Revenue Code Section 132(d).

18. No Mitigation. Under no circumstances will the benefits and severance provided hereunder be subject to mitigation, reduction or offset and any such act will be a material violation of this Agreement.

19. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including Executive’s Amended Change of Control Severance Agreement effective as of December 19, 2008, but with the exception of the Executive Severance Plan, the Indemnification Agreement, the written stock option agreement, grant number N0013391, and the written restricted stock unit and performance share award agreements (as set forth on Exhibit A), entered into between Executive and the Company. In addition, the Company hereby acknowledges and agrees to comply with its obligations to maintain directors’ and officers’ liability insurance (“D&O Insurance”) as set forth in Section 9 of the Indemnification Agreement with respect to Executive’s employment at the Company.

20. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

21. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

22. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

23. Release Effective Date. Executive will forfeit any severance benefits under the Executive Severance Plan in accordance with the terms herein and therein, if this Agreement is not executed a second time by Executive within twenty-one (21) days from his Termination Date. The release portion of this Agreement will become effective on the eighth (8th) day after Executive signs this Agreement for the second time, so long as it has not been revoked by Executive before that date (the “Effective Date”). Any notice of revocation must be sent by certified mail to the attention of the General Counsel at the Company’s Pleasanton, CA headquarters.

IN WITNESS HEREOF, the Parties have executed this Agreement as of the date set forth below.

EXECUTIVE

Dated: 2/8/12	/s/ Michael R. Kourey
Michael R. Kourey

POLYCOM, INC.

Dated: 2/8/12	/s/ Ashley Goldsmith
Ashley Goldsmith
EVP Human Resources

IN WITNESS HEREOF, the Executive has executed this Agreement as of the date set forth below.

EXECUTIVE

Dated:*
Michael R. Kourey
*	Note that this Agreement must be executed a second time within twenty-one (21) days from the Termination Date.

EXHIBIT A

RESTRICTED STOCK UNIT AND PERFORMANCE SHARE AWARDS

[List of Outstanding Awards]

EXHIBIT B

INDEMNIFICATION AGREEMENT

[See Form of Indemnification Agreement filed as Exhibit 10.1 to Polycom’s

Current Report on Form 8-K filed on February 11, 2008]